Citi Institutional Cash Reserves

On October 21, 2005, a Special Meeting of Shareholders was held to elect Trustees. The
following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special
Meeting of Shareholders.
Election of Trustee Nominees1
Nominees 			Votes For 		Authority Withheld
Elliot J. Berv 			20,827,768,469.850	382,072,043.200
Donald M. Carlton 		20,827,768,774.850	382,071,738.200
A. Benton Cocanougher 		20,827,768,774.850	382,071,738.200
Mark T. Finn 			20,829,314,668.160	380,525,844.890
Stephen Randolph Gross		20,827,768,774.850	382,071,738.200
Diana R. Harrington 		20,826,756,929.850	383,083,583.200
Susan B. Kerley 		20,827,768,774.850	382,071,738.200
Alan G. Merten 			20,828,303,128.160	381,537,384.890
R. Richardson Pettit 		20,827,768,774.850 	382,071,738.200
R. Jay Gerken			 20,827,768,774.850 	382,071,738.200
1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series
On November 15, 2005, a Special Meeting of Shareholders was
held to approve a new
management agreement. The following table provides the number of votes cast for, against
or withheld, as well as the number of abstentions and broker non-
votes as to each matter
voted on at the Special Meeting of Shareholders.
Approval of New Management Agreement
Item Voted On 			Votes For 		Votes Against
New Management Agreement 	41,043,019.280		34,827.080
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